Exhibit 99.1

Gaiam Reports Second Quarter Fiscal 2009 Results

Second quarter revenue increases to $60.5 million

Year-to-date free cash flow increases to $15.3 million

Boulder, CO, August 5, 2009 – Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company announced today results for its second quarter ended June 30, 2009. Gaiam will host a conference call today, August 5, 2009, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the results.

Dial-in No.:            800-619-0355 (domestic) or 212-547-0278 (international)

Passcode:                  GAIAM

Revenue for the second quarter ended June 30, 2009 increased 5.7% to $60.5 million from $57.2 million recorded in the same period last year.  The increase in sales was primarily due to the solar business, coupled with a solid improvement in the  Company’s trade domestic business, partially offset by a planned reduction in catalog circulation.

Gross profit decreased to $31.4 million or 52.0% of revenue for the second quarter of 2009, from $36.2 million, or 63.2% of revenue, in the comparable quarter last year. The change in gross margin reflects the Company’s investment in the lower margin solar business and the implementation of media category management at retail.

Selling and operating expenses decreased $3.0 million, or 9.0%, to $30.7 million during the second quarter of 2009, from $33.7 million during the same quarter last year, reflecting cost saving measures, including reducing payroll costs, optimizing the direct business through reduced catalog prospecting and closing non-profitable businesses.

Net loss for the quarter was $1.0 million, or $0.04 per share, compared to net income of $2.6 million in the same period last year. Gaiam’s prior year results included a gain on the initial public offering of its solar subsidiary Real Goods Solar, partially offset by impairments of some of its media library and related assets.  Excluding these items, second quarter 2008 results would have been a loss of $0.1 million.

In the second quarter of 2009, Gaiam generated free cash flow of $8.2 million, a $13.8 million improvement from cash use of $5.6 million during the same quarter of the prior year. For the first six months of the year, Gaiam’s free cash flow increased to $15.3 million, a $24.2 million improvement from cash use of $8.9 million during the same period last year.

During the quarter the Company repurchased 932,000 shares of its common stock for $2.8 million.  This brings the total number of shares repurchased by the Company since beginning its share repurchase initiative, to 4.8 million shares.  These purchases represent over 20% of the approximately 23 million shares currently outstanding. The Company still has 2.7 million shares remaining in its authorized share repurchase program.

For the first half of 2009, the Company generated $17.1 million in cash from operations and ended the quarter with $42.8 million in cash, up $10.8 million for the six months and $4.6 million for the quarter.  The Company’s current ratio during the last six months improved to 4.2.

During the quarter the Company signed an exclusive home video license agreement with Discovery Communications. Under the three-year license, Gaiam will release programming from Discovery

Communications networks, including Discovery Channel, TLC, Animal Planet, ID: Investigation Discovery, Science Channel, HD Theater, and The Military Channel.

“We achieved top line growth in a difficult retail environment and increased our shelf space in both branded store within a store presence, which increased to 11,000 stores, and category management.  The strategic licensing partnership with Discovery Communications leverages our strong retail breadth and merchandise expertise to distribute educational content and increase our non-theatrical market share,” said Lynn Powers, President and CEO.   “Additionally, the cost cutting measures we implemented continue to improve our results this quarter.”

“We are pleased with the $15.3 million of free cash flow and the increase of our top line, after three quarters of sluggish economy driven declines.  We believe the recent revenue increase, combined with our new strategic relationships and our strong financial position, constitute a good base for solid growth,” said Jirka Rysavy, Chairman.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CDT on August 10, 2009.

Replay number:  800-627-0199

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contacts:	Carole Buyers
VP Corporate Finance and Investor Relations
303-222-3808
carole.buyers@gaiam.com

John Mills
Senior Managing Director, ICR
310-954-1105
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	June 30, 2009		June 30, 2008

Net revenue	$60,475	100.0%	$57,217	100.0%

Cost of goods sold	29,029	48.0%	21,064	36.8%

Gross profit	31,446	52.0%	36,153	63.2%

Selling and operating	30,685	50.7%	33,704	58.9%
Corporate, general and administration	2,937	4.9%	3,096	5.4%
Other expenses, net	—	0.0%	26,708	46.7%

Loss from operations	(2,176)	-3.6%	(27,355)	-47.8%

Interest and other income	61	0.1%	31,539	55.1%

Income (loss) before income taxes	(2,115)	-3.5%	4,184	7.3%

Income tax expense (benefit)	(838)	-1.4%	1,653	2.9%

Net income (loss)	(1,277)	-2.1%	2,531	4.4%

Net loss attributable to the noncontrolling interest	268	0.4%	50	0.1%

Net income (loss) attributable to Gaiam, Inc.	$(1,009)	-1.7%	$2,581	4.5%

Weighted-average shares outstanding:
Basic	23,076		24,707
Diluted	23,076		24,895

Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.04)		$0.10
Diluted	$(0.04)		$0.10

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended		Six Months Ended
	June 30, 2009		June 30, 2008

Net revenue	$116,398	100.0%	$122,390	100.0%

Cost of goods sold	53,966	46.4%	45,259	37.0%

Gross profit	62,432	53.6%	77,131	63.0%

Selling and operating	64,628	55.5%	68,637	56.1%
Corporate, general and administration	6,206	5.3%	6,475	5.3%
Other expenses, net	—	0.0%	26,708	21.8%

Loss from operations	(8,402)	-7.2%	(24,689)	-20.2%

Interest and other income	135	0.1%	32,008	26.2%

Income (loss) before income taxes	(8,267)	-7.1%	7,319	6.0%

Income tax expense (benefit)	(3,087)	-2.7%	2,891	2.4%

Net income (loss)	(5,180)	-4.4%	4,428	3.6%

Net loss attributable to the noncontrolling interest	1,081	0.9%	366	0.3%

Net income (loss) attributable to Gaiam, Inc.	$(4,099)	-3.5%	$4,794	3.9%

Weighted-average shares outstanding:
Basic	23,514		24,895
Diluted	23,514		25,120

Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.17)		$0.19
Diluted	$(0.17)		$0.19

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,755	$31,965
Accounts receivable, net	21,585	33,664
Inventory, net	28,251	40,782
Deferred advertising costs	2,004	2,578
Receivable and deferred tax assets	13,496	15,448
Other current assets	4,560	4,795
Total current assets	112,651	129,232

Property and equipment, net	28,216	27,381
Media library, net	12,056	12,102
Deferred tax assets, net	7,985	6,076
Goodwill	24,166	23,180
Other intangibles, net	771	880
Notes receivable and other assets	3,211	3,247
Total assets	$189,056	$202,098

Liabilities and Equity
Current liabilities:
Accounts payable	$21,026	$26,567
Accrued liabilities	5,672	6,885
Total current liabilities	26,698	33,452

Commitments and contingencies

Equity:
Gaiam, Inc. shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 17,684,226 and 18,541,201 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at June 30, 2009 and December 31, 2008	1	1
Additional paid-in capital	161,998	163,652
Accumulated other comprehensive income	88	88
Accumulated deficit	(14,568)	(10,275)
Total Gaiam, Inc. shareholders’ equity	147,521	153,468
Noncontrolling interest	14,837	15,178
Total equity	162,358	168,646
Total liabilities and equity	$189,056	$202,098

Non-GAAP Financial Measures

The Company has utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing its financial results for the three months ended June 30, 2008. Management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the Company’s business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A reconciliation of the Company’s GAAP net loss to its non-GAAP net loss for the three months ended June 30, 2008 is set forth below (in millions except share and per share data):

Three Months
Ended
June 30, 2008

Net income	$2.6

Exclusion of non-cash gain on issuance of Real Goods Solar stock	(19.2)

Exclusion of non-cash impairment of goodwill and intangible assets	16.5

Non-GAAP net income (loss)	$(0.1)

Non-GAAP weighted average shares used in earnings per share calculation	24,707,000

Non-GAAP earnings (loss) per share	$(0.00)